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                                                                  EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Geologistics Corporation of our report dated October 3, 1997, relating to the financial statements of LEP
International Worldwide Limited, which appears on page F-30 of such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data".


Price Waterhouse
London
England


24 April, 1998